Exhibit 2.1

AMENDMENT No. 4 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT No. 4, dated as of December 8, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 24, 2021 (as previously amended by Amendments thereto dated August 5, 2021, September 17, 2021 and December 2, 2021, the “Merger Agreement”), by and among IKONICS Corporation, a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company” and together with the Parent Entities, the “Parties”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Merger Agreement.

WHEREAS, pursuant to, and subject to the limitations set forth in, Section 8.8 of the Merger Agreement, the Merger Agreement may be amended only by an instrument in writing signed by each of the parties thereto; and

WHEREAS, the Parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.        All references made to “IKONICS Corp” in the Merger Agreement (including all amendments thereto) is hereby amended and restated to read as “IKONICS Corporation”.

2.        Miscellaneous. The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

PARENT

IKONICS Corporation

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

COMPANY

TeraWulf Inc.

By:	/s/ Paul Prager
Name:	Paul Prager
Title:	President and CEO

HOLDCO

Telluride Holdco Inc.

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

MERGER SUB I

Telluride Merger Sub I, Inc.

By:	/s/ Glenn Sandgren
Name:	Glenn Sandgren
Title:	Chief Executive Officer

MERGER SUB II

Telluride Merger Sub II, Inc.

By:	/s/ Glenn Sandgren
Glenn Sandgren
Chief Executive Officer

[Signature Page to Amendment No. 4 to Agreement and Plan of Merger]